EXHIBIT 23


          CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8, previously filed by First Federal Bancorp, Inc. on May 17, 2002, December 9, 1998, and July 17, 1995, of our report dated October 20, 2004 on our audits of the consolidated financial statements of First Federal Bancorp, Inc., as of September 30, 2004 and 2003 and for the three years then ended which report and financial statements are contained in the Annual Report on Form 10-KSB for the fiscal year ended September 30, 2004.



                                       /s/ BKD, LLP



Cincinnati, Ohio
December 23, 2004